AMENDMENT
TO
CINCINNATI BELL INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

This is an Amendment to the Cincinnati Bell Inc. Executive Deferred Compensation Plan (the “Plan”), which Amendment is effective as of October 30, 2015, to document resolutions adopted by the Board of Directors of Cincinnati Bell Inc. on October 30, 2015, as follows:

Section 8.1(b) of the Plan is hereby amended to read as follows:

8.1(b)    Effect of Termination of Plan. The Plan is hereby irrevocably terminated effective October 30, 2015 (the “Plan Termination Date”). On and after the Plan Termination Date, Participants may not make deferrals under the Plan, and no Company Matching Contributions or any other Company contribution may be made under the Plan. Each Participant’s remaining accrued and unpaid benefits shall be paid to the participant in the form of a single lump sum payment on November 7, 2016, with the Participant-elected deferral accounts being distributed in accordance with plan termination rules in Treasury Regulation Section 1.409A-3(j)(4)(ix) and the Company Matching Contribution accounts being distributed in accordance with the limited cashout provisions of Treasury Regulation Section 1.409A-3(j)(4)(v). Notwithstanding the foregoing, any benefits under the Plan that would be payable under the Plan prior to the Plan Termination Date if the Company had not taken action to terminate the Plan shall be paid in accordance with their original schedule.

IN ORDER TO EFFECT THE FOREGOING PLAN REVISIONS, the sponsor of the Plan, has caused its name to be subscribed to this Plan amendment, to be effective as of October 30, 2015.

CINCINNATI BELL INC.

By	/s/ Christopher J. Wilson

Title	Vice President and General Counsel

Date	November 7, 2016